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EXHIBIT F

                             [Letterhead]


LEGAL DEPARTMENT                                 10435 Downsville Pike
                                                 Hagerstown, MD 21740-1766
                                                 (301) 790-3400

                               December 6, 1996

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

            Referring to the Application or Declaration on Form U-1 contemporaneously filed by Allegheny Power System, Inc. ("APS") and AYP Capital, Inc. ("AYP") under the Public Utility Holding Company Act of 1935 with respect to the proposed marketing and sale of appliance and equipment repair warranties and the marketing, sale and installation of power quality devices, all as described in the Application or Declaration of which this Opinion is a part, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion.

            I understand that the actions taken in connection with the proposed transactions will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers of APS and AYP in connection with the described transactions has been or will be taken prior thereto.

            Based upon the foregoing, I am of the opinion that if the said Application or Declaration is permitted to become effective and the proposed transactions are consummated in accordance therewith: (i) all state laws applicable to the proposed transaction will have been complied with; and
(ii) the consummation of the proposed transactions will not violate the legal rights of the holders of any of the securities issued by APS or AYP or by any associate or affiliate company or any of them.

            This opinion does not relate to State Blue Sky or securities laws.

            I consent to the use of this Opinion as part of the Application or Declaration to which it is appended, which is to be filed by APS and AYP.

                                  Very truly yours,

                                  /s/ Philip J. Bray
                                  Counsel for
                                     Allegheny Power System, Inc. and
                                     AYP Capital, Inc.